Exhibit 99.1

LIBERTY MEDIA REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Englewood, Colorado, August 9, 2010 — Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today reported second quarter results for Liberty Capital group, Liberty Interactive group and Liberty Starz group.  Highlights include(1):

•                  Achieved adjusted OIBDA(2) margins at QVC US of 25.4%, the second highest level in QVC’s history

•                  Through a successful tender offer and subsequent open-market purchases through July 26, 2010, retired $479 million principal amount of 5.7% bonds due 2013

•                  Attained solid viewership of The Pillars of the Earth, which debuted on Starz in July

•                  Completed new comprehensive affiliation agreement with Comcast at Starz Entertainment

•                  Repurchased $344 million of Liberty Capital stock, from May 3 through July 30, 2010, year-to-date purchases represent 10% of the shares outstanding

•                  Applied proceeds from the settlement of equity collars to reduce debt at Liberty Capital by $379 million

•                  Announced plan to split-off Liberty Capital and Liberty Starz

•                  Filed related lawsuit in support of indenture position

•                  Announced call for entries for 2011 “Media for Liberty” award

“QVC again displayed their strength in operations and expanded its operating margin, and Starz made exciting announcements regarding their original programming,” stated Greg Maffei, Liberty President and CEO.  “We significantly reduced debt at Liberty Interactive and Liberty Capital and continued to repurchase stock at Liberty Capital.  We made progress on our split-off of Liberty Capital and Liberty Starz, filing our private letter ruling request with the IRS and a lawsuit seeking to clarify aspects of our indenture position.”

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 6% to $2.1 billion and adjusted OIBDA increased 4% to $428 million, while operating income increased 3% to $274 million.  The increase in revenue and adjusted OIBDA was primarily due to favorable results at QVC.

QVC

QVC’s consolidated revenue increased 5% in the second quarter to $1.8 billion and adjusted OIBDA increased 9% to $403 million.

“QVC delivered strong adjusted OIBDA results for the second quarter,” stated Mike George, QVC President and CEO.  “For the third consecutive quarter, net revenue in each geographic market grew in local currency.  In addition, our worldwide revenue from new customers grew 14% as we continue to attract more and more shoppers to our brand.  Our US eCommerce revenue grew 21%, faster than the internet retail sales index, as we focus on enhancing the shopping experience across our internet and mobile phone platforms in addition to our TV platform.  We achieved 10% domestic and 9% international adjusted OIBDA growth in local currency excluding our Italy start up costs of $5 million.  QVC Italy is on schedule to launch this fall.  QVC’s results are evidence of our continued focus on providing a compelling and engaging shopping experience and maintaining strong customer service and loyalty, while also ensuring tight control over expenses and inventories.”

QVC’s domestic revenue increased 4% to $1.2 billion and adjusted OIBDA increased 10% to $303 million compared to the second quarter 2009.  The product mix showed a steady growth in accessories, apparel and home and a decline in jewelry sales.  The average selling price increased 3% from $46.82 to $48.10 while total units sold increased 2% to 26.7 million.  Returns as a percent of gross product revenue increased from 17.3% to 18.4%.  QVC.com sales as a percentage of domestic sales grew from 27% in the second quarter of 2009 to 32% in the second quarter of 2010.  The domestic adjusted OIBDA margin increased 153 basis points to 25.4% for the quarter primarily due to lower inventory obsolescence provisions, lower fixed costs and increased credit card operations income partially offset by higher bad debt expense.

QVC’s international revenue increased 7% in the second quarter to $565 million including the impact of unfavorable exchange rates in the UK and Germany and favorable exchange rates in Japan.  International adjusted OIBDA increased 4% to $100 million and adjusted OIBDA margin decreased 52 basis points for the quarter.  The decline in the adjusted OIBDA margin was due to the inclusion of $5 million of costs related to the launch of QVC Italy service in the fourth quarter of 2010.  Excluding the effect of exchange rates, QVC’s international revenue increased 8% and adjusted OIBDA increased 5%.  International adjusted OIBDA, excluding the effect of exchange rates and Italy start up operations, increased 9%.

QVC UK’s revenue grew 8% in local currency in the second quarter as increased sales in the apparel and beauty product areas were offset by declines in the fine jewelry and electronics areas.  Adjusted OIBDA grew by 16% driven primarily by strong gains in warehouse and customer service operations, and tight fixed cost management.  QVC UK’s average selling price in local currency decreased 2% and units sold increased 11% for the second quarter.  QVC UK experienced a lower gross margin percentage in the second quarter due primarily to lower initial product margins and an increased inventory obsolescence provision.

QVC Germany’s revenue grew 7% in local currency in the second quarter.  QVC Germany’s average selling price in local currency increased 4% for the second quarter and units sold increased 2%.  QVC Germany experienced a decline of 222 basis points in gross margin percentage for the quarter primarily due to an increased obsolescence provision and lower product margins in the home area due to a mix shift to consumer electronics and the accessories area.

QVC Japan’s revenue grew 10% in local currency in the second quarter.  Adjusted OIBDA grew 14%, driven by a reduction in carriage commission expenses and improvements in customer service and warehouse operations.  QVC Japan achieved growth of 16% in units sold for the quarter with the average selling price in local currency declining 5%.  QVC Japan had sales growth in each product category partially offset by softness in the jewelry product area.  QVC Japan’s gross margin percentage was flat for the second quarter.

QVC recently launched a refinancing of its bank credit agreement and expects it to close prior to the end of August.  The refinancing was prompted by improved bank markets allowing for lower pricing and better structural flexibility.

Effective August 2, 2010, upon the expiration of the existing contract, QVC entered into a new agreement with GE Money Bank, who provides revolving credit directly to QVC customers solely for the purchase of merchandise from QVC.  Under the new agreement QVC and GE Money Bank share the net revenue of the credit card program according to percentages that vary with the performance of the portfolio and 3 month LIBOR and are settled monthly.  Net revenue includes finance charges and late fees, less write-offs of uncollectible accounts and other expenses.  The new agreement, which will expire in August 2015, is substantially different than the expired agreement, under which QVC retained the rights to all of the net credit card revenue and paid a fee to GE Money Bank to service the revolving credit accounts.  QVC estimates operating income (and adjusted OIBDA) would have been negatively impacted by approximately

$20-25 million per year over the previous three years based on the terms of the new contract as compared to the expired contract.  QVC also recovered its noninterest bearing cash deposit maintained as collateral under the old agreement with GE Money Bank in the amount of $501 million.  This deposit had previously been recorded as a component of accounts receivable.  QVC’s liquidity and capital resources have been significantly strengthened due to this increase in cash.  As a result, QVC expects the overall net economics of the new agreement will not have a material negative impact to its cash flows as compared to the prior agreement based on the potential uses for the cash on hand.  For example, although there is no requirement to do so, QVC could reduce its interest expense if it were to use the additional cash resources to retire a portion of its existing indebtedness.

eCommerce Businesses

In the aggregate, the eCommerce businesses revenue increased 15% to $295 million for the quarter.  Overall revenue growth was partially offset by lower commission revenue earned when customers sign-up for third-party on-line discount services.  In the first quarter of 2010, a decision was made to change the way these promotions are offered which reduced the revenue earned in the second quarter by $11 million.  These changes are expected to continue to adversely impact commission revenue throughout 2010.  Revenue earned from the commissions yielded significantly higher margins than product sales, and therefore the reduction in this revenue more negatively impacted adjusted OIBDA on a percentage basis.  Furthermore, during the quarter increased marketing spend helped grow revenue and new customer names but negatively impacted adjusted OIBDA margins.  Adjusted OIBDA for the eCommerce businesses decreased 36% to $28 million for the quarter and operating income decreased by 74% or $23 million.  Additionally, in the second quarter start-up costs for LOCKERZ and Right Start were incurred with limited revenue.

Share Repurchases

There were no share repurchases of Liberty Interactive stock from May 3, 2010 through July 30, 2010.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, BUYSEASONS, CommerceHub, LOCKERZ and Right Start, and its interests in IAC/InterActiveCorp, HSN, Tree.com, Interval Leisure Group, and Expedia.  Liberty has identified wholly-owned QVC as the principal operating segment of the Liberty Interactive group.

LIBERTY STARZ GROUP — Liberty Starz group’s revenue increased 4% to $311 million, adjusted OIBDA decreased 1% to $103 million, and operating income increased 28% for the second quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.  The decrease in adjusted OIBDA was primarily due to increased amortization and impairments taken on two original programs, Party Down and Gravity, which were cancelled during the quarter and an increase in corporate and other expenses.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 4% to $308 million in the second quarter and Starz and Encore experienced average subscription unit decreases of 3% and 1%, respectively. Such average subscription decreases are the net result of increases in subscriptions under consignment agreements and decreases in subscriptions under fixed-rate agreements which do not impact revenue.

Adjusted OIBDA increased 2% to $107 million and operating income increased 11% for the second quarter.  Starz Entertainment’s operating expenses increased 8% in the quarter primarily due to the increased amortization and impairments on original programming mentioned above.  SG&A expenses decreased 6% for the quarter as a result of lower costs associated with marketing of original productions and lower affiliate marketing efforts.

“Starz Entertainment had another quarter of solid operational performance with strong quarterly revenue and adjusted OIBDA results and the second consecutive quarter of subscriber gains for both Starz and Encore,” said Chris Albrecht, Starz LLC, President and CEO.  “The original series, The Pillars of the Earth, has been a solid performer for Starz early in the third quarter.  With our 2011 original programming lineup anchored by the Spartacus prequel Gods of the Arena, Camelot, Torchwood, and the full second season of Spartacus, we are well positioned for next year.”

Share Repurchases

There were no share repurchases of Liberty Starz stock from May 3, 2010 through July 30, 2010.  Liberty has approximately $447 million remaining under its Liberty Starz stock repurchase authorization.

The businesses and assets attributed to Liberty Starz group are primarily engaged in, or are ownership interests in companies that are focused on video programming businesses and currently include Liberty’s subsidiaries Starz Entertainment and Liberty Sports Interactive.  Liberty has identified Starz Entertainment as the principal operating segment of the Liberty Starz group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Starz group as though they had been attributed to the group since January 1, 2009.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased 1% while the adjusted OIBDA deficit and operating loss increased by $63 million and $64 million, respectively, for the second quarter.  The increase in the adjusted OIBDA deficit was primarily due to the number and timing of films released theatrically, on home video and through television by Starz Media and Overture Films and the related marketing expenses associated with these films.  Additionally, during the quarter, Starz Media recorded an impairment charge of $42 million related to a number of its titles based on lower theatrical, home video, and television revenue than previously anticipated.

Chris Albrecht Starz, LLC, President and CEO said, “For Starz Media, subsequent to the end of the quarter we were pleased to announce a new agreement with Relativity Media allowing them to take over the distribution and marketing of Overture’s remaining three films.  We continue to evaluate strategic alternatives for the remainder of Starz Media’s businesses.”

Share Repurchases

From May 3, 2010 through July 30, 2010, Liberty repurchased 8.0 million shares of Series A Liberty Capital common stock at an average cost per share of $43.11 for total cash consideration of $344.3 million.  Since the reclassification of Liberty Capital on March 4, 2008 through July 30, 2010, Liberty has repurchased 44.0 million shares at an average cost per share of $20.78 for total cash consideration of $914.5 million.  These repurchases represent 34.1% of the shares outstanding.  Liberty has approximately $185.5 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Starz group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), its interests in SIRIUS XM, and minority interests in Time Warner, Inc., Time Warner Cable, and Live Nation.

FOOTNOTES

(1)

Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 10:30 a.m. (ET) on August 9, 2010. For information regarding how to access the call, please see “Important Notice” on page 9.

(2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Starz group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2010 to the same period in 2009.  Certain prior period amounts have been reclassified for comparability with the 2010 presentation.  During the fourth quarter of 2009, Liberty completed the split-off of Liberty Entertainment Inc. (LEI), and as such, the financial results of the businesses and assets of LEI have been excluded from all periods presented.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	March 31, 2010	June 30, 2010
InterActiveCorp	$292	281
InterActiveCorp Spin-Off Companies (1)	813	669
Expedia (1)	1,727	1,300
Total Attributed Liberty Interactive Group	$2,832	2,250

Other	1	1	(2)
Total Attributed Liberty Starz Group	$1	1

SIRIUS XM Debt and Equity (3)	2,701	2,857
Non-Strategic Public Holdings (4)	2,998	2,458
Total Attributed Liberty Capital Group	$5,699	5,315

(1)          Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies (HSN, Interval Leisure Group, and Tree.com), and Expedia.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)          Excludes $20 million of marketable securities with an original maturity greater than one year which are included in cash and liquid investments on the following schedule as of June 30, 2010.

(3)          Represents the fair value of Liberty’s various debt and equity investments in SIRIUS XM.  The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock.  In accordance with GAAP, Liberty accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(4)          Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $913 million and $904 million on March 31, 2010 and June 30, 2010, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	March 31, 2010	June 30, 2010
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	1,731	1,100
Liberty Starz Group	1,005	1,083	(1)
Liberty Capital Group (3)	2,480	2,265	(2)
Total Liberty Consolidated Cash and Liquid Investments	5,216	4,448

Less:
Short-Term Marketable Securities — Liberty Starz Group	—	117
Long-Term Marketable Securities — Liberty Starz Group	—	20
Short-Term Marketable Securities — Liberty Capital Group	—	205
Total Liberty Consolidated Cash (GAAP)	5,216	4,106

Debt:
Senior Notes and Debentures (4)	1,594	1,165
Senior Exchangeable Debentures (5)	1,962	1,962
QVC Senior Notes (4)	2,000	2,000
QVC Bank Credit Facility	1,996	1,825
Other	64	71
Total Attributed Liberty Interactive Group Debt	7,616	7,023
Unamortized Discount	(24)	(23)
Fair Market Value Adjustment	(851)	(905)
Total Attributed Liberty Interactive Group Debt (GAAP)	6,741	6,095

Other	47	46
Total Attributed Liberty Starz Group Debt (GAAP)	47	46

Senior Exchangeable Debentures (5)	1,138	1,138
Bank Credit Facility	750	750
Liberty Derivative Borrowing	379	—
Other	106	86
Total Attributed Liberty Capital Group Debt	2,373	1,974
Fair Market Value Adjustment	73	40
Total Attributed Liberty Capital Group Debt (GAAP)	2,446	2,014

Total Consolidated Liberty Debt (GAAP)	9,234	8,155

(1)          Includes $117 million of short-term marketable securities and $20 million of marketable securities with an original maturity greater than one year as of June 30, 2010, which is reflected in other current assets and investments in available-for-sale securities, respectively, in Liberty’s condensed consolidated balance sheet.

(2)          Includes $205 million of short-term marketable securities on June 30, 2010, which is reflected in other current assets in Liberty’s condensed consolidated balance sheet.

(3)          Excludes $468 million and $476 million of restricted cash on March 31, 2010 and June 30, 2010, respectively, associated with the bank credit facility which is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.

(4)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(5)          Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash decreased $631 million, primarily due to $429 million in retirements of Senior Notes and the retirement of $171 million in bank debt at QVC.  Total attributed Interactive group debt decreased as a result of the repayments discussed above.

Total attributed Liberty Starz group cash and liquid investments increased $78 million primarily as a result of cash flow from operations.

Total attributed Liberty Capital group cash and liquid investments decreased $215 million, primarily as a result of $379 million in repayments of derivative borrowings and $282 million of LCAPA stock repurchases in the second quarter.  These were partially offset by $391 million in proceeds received on the settlements of derivatives and $144 million in intergroup tax payments received.  Total attributed Liberty Capital group debt decreased primarily due to the repayment of derivative borrowings discussed above.

Important Notice: Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB,) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 10:30 a.m. (ET) on August 9, 2010.  The call can be accessed by dialing (877) 397-0286 or (719) 325-4809 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 1:30 p.m. (ET) August 16, 2010, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 4417617#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches, the pending launch of QVC Italy, the proposed split-off of our Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Media stock or the stock of the split-off entity.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off.  Information regarding Liberty Media’s directors and executive officers, those of the split-off entity and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment and Starz Media) owned by Liberty at June 30, 2010.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q09	3Q09	4Q09	1Q10	2Q10
Liberty Interactive Group
QVC
Revenue — Domestic	1,152	1,093	1,672	1,156	1,193
Revenue — International	527	569	751	601	565
Revenue — Total	1,679	1,662	2,423	1,757	1,758
Adjusted OIBDA — Domestic	275	242	368	261	303
Adjusted OIBDA — International	96	99	159	105	100
Adjusted OIBDA — Total	371	341	527	366	403
Operating Income	241	208	388	232	270
Gross Margin — Domestic	36.4%	34.7%	33.5%	35.6%	37.3%
Gross Margin — International	37.6%	36.9%	37.3%	36.6%	36.9%

Liberty Starz Group
Starz Entertainment
Revenue	296	301	300	305	308
Adjusted OIBDA	105	93	78	106	107
Operating Income	92	78	65	99	102
Subscription Units — Starz	17.5	17.3	16.9	17.1	17.3
Subscription Units — Encore	31.5	30.7	30.6	31.1	31.9

Liberty Capital Group
Starz Media
Revenue	90	56	116	144	84
Adjusted OIBDA	17	(71)	(44)	(7)	(54)
Operating Income (Loss)	15	(73)	(44)	(9)	(55)

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC (and certain of its subsidiaries), the eCommerce businesses, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Starz group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q09	3Q09	4Q09	1Q10	2Q10
Liberty Interactive Group
Adjusted OIBDA	412	345	556	381	428
Depreciation and Amortization	(135)	(139)	(145)	(141)	(139)
Stock Compensation Expense	(11)	(12)	(14)	(22)	(15)
Operating Income	266	194	397	218	274

Liberty Starz Group
Adjusted OIBDA	104	92	74	103	103
Depreciation and Amortization	(6)	(5)	(4)	(5)	(4)
Stock Compensation Expense	(23)	(20)	(16)	(6)	(3)
Impairment of Long-Lived Assets	—	—	(5)	—	—
Operating Income	75	67	49	92	96

Liberty Capital Group
Adjusted OIBDA	4	(71)	(76)	(43)	(59)
Depreciation and Amortization	(22)	(20)	(17)	(16)	(21)
Stock Compensation Expense	(1)	(3)	—	(11)	(3)
Impairment of Long-Lived Assets	—	—	(4)	—	—
Operating Loss	(19)	(94)	(97)	(70)	(83)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes for the three months ended June 30, 2009 and 2010, respectively.

(amounts in millions)	Q209	Q210
Liberty Interactive Group	$412	428
Liberty Starz Group	104	103
Liberty Capital Group	4	(59)
Consolidated Adjusted OIBDA	$520	472

Consolidated Segment Adjusted OIBDA	$520	472
Stock-Based Compensation	(35)	(21)
Depreciation and Amortization	(163)	(164)
Interest Expense	(143)	(174)
Share of Earnings of Affiliates, net	14	39
Realized and Unrealized Gains (Losses) on Financial Instruments, net	266	(81)
Gains on Dispositions, net	113	25
Other, net	81	2
Earnings from Continuing Operations Before Income Taxes	$653	98

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), the eCommerce businesses, Starz Entertainment and Starz Media to that entity or group’s operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q09	3Q09	4Q09	1Q10	2Q10
Liberty Interactive Group
QVC
QVC US Adjusted OIBDA	275	242	368	261	303

QVC UK	20	23	39	19	22
QVC Germany	33	34	65	42	30
QVC Japan	44	43	57	48	53
QVC Italy	(1)	(1)	(2)	(4)	(5)
QVC International Adjusted OIBDA	96	99	159	105	100

Total QVC Adjusted OIBDA	371	341	527	366	403
Depreciation and Amortization	(127)	(129)	(134)	(129)	(129)
Stock Compensation Expense	(3)	(4)	(5)	(5)	(4)
Operating Income	241	208	388	232	270

eCommerce Businesses
Adjusted OIBDA	44	7	34	18	28
Depreciation and Amortization	(9)	(10)	(11)	(10)	(11)
Stock Compensation Expense	(4)	(4)	(6)	(4)	(9)
Operating Income (Loss)	31	(7)	17	4	8

Liberty Starz Group
Starz Entertainment
Adjusted OIBDA	105	93	78	106	107
Depreciation and Amortization	(5)	(3)	(4)	(4)	(4)
Stock Compensation Expense	(8)	(12)	(9)	(3)	(1)
Operating Income	92	78	65	99	102

Liberty Capital Group
Starz Media
Adjusted OIBDA	17	(71)	(44)	(7)	(54)
Depreciation and Amortization	(3)	(2)	(1)	(2)	(2)
Stock Compensation Expense	1	—	1	—	1
Operating Income (Loss)	15	(73)	(44)	(9)	(55)